Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

BY AND AMONG

E11 MANAGEMENT, LLC,
an Oklahoma Limited Liability Company

E11 INCENTIVE HOLDINGS, LLC
an Oklahoma Limited Liability Company

ENERGY 11, L.P.
a Delaware Limited Partnership

AND

ENERGY 11 OPERATING COMPANY, LLC
a Delaware Limited Liability Company and
Wholly Owned Subsidiary of ENERGY 11, L.P.

Dated ____________, 2014

TABLE OF CONTENTS

Article I. DEFINED TERMS, INTERPRETATION		1
Section 1.1	Defined Terms	1
Section 1.2	References and Titles	10
Article II. MANAGEMENT SERVICES		11
Section 2.1	Engagement of Manager	11
Section 2.2	Services	11
Section 2.3	Direction of Services	11
Section 2.4	Management Standards	11
Section 2.5	Records; Financial Reports; Instruments of Service	11
Section 2.6	Certain Limitations on Management Services	12
Section 2.7	Well Operations	12
Article III. FINANCIAL ADMINISTRATION		13
Section 3.1	Budget	13
Section 3.2	Cash Management	14
Section 3.3	Revenues and Joint Interest Billings	14
Section 3.4	Manager Payments	14
Section 3.5	Payment to Owner	14
Article IV. CONTRACT ADMINISTRATION; POWER OF ATTORNEY		15
Section 4.1	Contract Administration	15
Section 4.2	Purchases for Owner	15
Section 4.3	Affiliate Transactions	15
Section 4.4	Power of Attorney	15
Article V. COMPENSATION AND EXPENSES		16
Section 5.1	G&A Reimbursement	15
Section 5.2	Reimbursement of Out-of-Pocket Expenses	16
Article VI. REPRESENTATIONS, WARRANTIES AND COVENANTS		17
Article VII. ADDITIONAL AGREEMENTS OF MANAGER; RESTRICTIONS ON MANAGER		18
Section 7.1	Compliance with Laws	18
Section 7.2	Compliance with Obligations	18
Section 7.3	Prohibited Acts	18
Section 7.4	Emergencies	20
Section 7.5	Manager’s Insurance	20

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MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of [•] [•], 2014 and effective for all purposes as of the Initial Closing (the “Effective Date”), is by and among E11 Management, LLC, an Oklahoma limited liability company (the “Manager”), E11 Incentive Holdings, LLC, an Oklahoma limited liability company and an Affiliate of the Manager (“Incentive Holdings”), Energy 11, L.P., a Delaware limited partnership (“Parent”), and Energy 11 Operating Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Owner”).  The Manager, Incentive Holdings, Parent and Owner are referred to herein individually as a “Party,” and collectively as the “Parties.”  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in Article I.

BACKGROUND:

A. Energy 11 GP, LLC, a Delaware limited liability company, is the sole general partner of Parent; and

B. Owner is engaged in the Business; and

C. Affiliates of the Manager are experienced and skilled in the conduct of business in the oil and gas acquisition, exploration, development and production industry, and have the ability to provide technical, commercial and management services that may be necessary or useful to Owner; and

D. Owner desires to engage the Manager to perform and provide, and the Manager desires to perform and provide for and on behalf of Owner, the Services as set forth herein and in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.
DEFINED TERMS, INTERPRETATION

Section 1.1 Defined Terms.  As used in this Agreement, each of the following terms has the meaning given in this Section 1 as follows:

 “Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person, provided, however, that the Parties specifically acknowledge and agree that for purposes of this Agreement neither Energy 11 GP nor Owner is an Affiliate of the Manager.

“Agreement” means this Agreement, as amended, supplemented or modified from time to time.

“Approved Credit Facility” means a revolving or other credit facility entered into by Parent, Owner or a Subsidiary of Owner.

“Assets” means (a) the Leases; (b) the Wells; (c) all royalty, overriding royalty, production payments, net profits interests and other interests in oil and gas properties owned by Owner and its Subsidiaries from time to time; (d) all tangible personal property, equipment, machinery, inventory, supplies, spare parts, fixtures and improvements that are a part of any such interests or Lease or Well or are owned by or in the possession of Owner; and (e) all files, records and business data that relate to any Lease or Well or any of the business of Owner.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances:  (i) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the United States Bankruptcy Reform Act of 1978 (the “Bankruptcy Code”) or any present or future applicable federal, state or other statute or Law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to, or acquiesce in, the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within 20 days, after entry of such order, judgment or decree); (ii) an involuntary case or other proceeding shall be commenced against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or Law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 90 consecutive days, (iii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of 90 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of 90 days (whether or not consecutive); (iv) such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due; or (v) such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

“Basket Amount” means the following:  (i) prior to 90 days following the end of the second Fiscal Year after the occurrence of the Full Investment Date, 2.0% of the Net Proceeds received by Parent on or before such date, and (ii) after 90 days following the end of the second Fiscal Year after the occurrence of the Full Investment Date, 2.0% of the after tax present value, discounted at 10%, of the cash flows attributable to Parent’s consolidated estimated net proved reserves as set forth in Parent’s financial statements filed with the Securities and Exchange Commission.

“Budget” means the budget approved pursuant to Section 3.1(a), as amended and revised from time to time in accordance with Section 3.1(b).

“Business” of Owner and its Subsidiaries is (a) to acquire, hold, maintain, renew, drill, develop, operate and sell working interests, net profits interests, leasehold interests, royalties, and other types of oil and gas interests and/or equity interests in corporate, limited liability company or partnership entities owning oil and gas interests; (b) to produce, collect, store, treat, deliver, market, sell, farm-out or otherwise dispose of oil, gas and related hydrocarbons and minerals from its properties and interests; and (c) to take all such other actions incidental to any of the foregoing as may be necessary or desirable.

“Business Day” means any day other than a Saturday or Sunday or any day on which commercial banks in Fort Worth, Texas are authorized or required by Law to close.

“Calendar Month” means any of the months in the Gregorian calendar.

“Calendar Quarter” means the calendar quarter of each Fiscal Year ending March 31, June 30, September 30 and December 31.

“Calendar Year” means a 12 consecutive Calendar Month period commencing on January 1.

“Company Agreement” means the First Amended and Restated Limited Liability Company Agreement of Energy 11 GP, as same may be amended, supplemented or restated during the term of this Agreement.

“Control” (including collective meanings, “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Development Activities” means all operations and activities related to the development of the Assets, including the drilling of any wells, recompletions, workovers and operations subsequent to a well reaching its objective depth on any Lease or other prospect held by Owner or its Subsidiaries and related proposals, activities and operations required to commence and sustain production from such well(s), including the design, fabrication or other acquisition, and installation, of a related development system.

“Draft Budget” has the meaning set forth in Section 3.1.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act or any successor statute, as amended from time to time.

“Economic Run” means data and other information, delivered in written or electronic formats, necessary to present a base case, an upside case and a downside case economic analysis of a Property Acquisition, including, at a minimum and without limitation, the following:

(a)           Cash flow financial model analysis, including:

(i)           a calculation of the Property Acquisition internal rate of return using such assumptions with respect to leverage, debt amortization and general and administrative expenses and monthly G&A Reimbursement as Manager and Owner mutually agree at any time and from time to time are appropriate for financial modeling purposes with respect to Property Acquisitions; and

(ii)           projected financial results from the Property Acquisition;

(b)           supporting property-level reserve reports prepared by either qualified internal or independent reserve engineers as determined by the Manager in its discretion; and

(c)           a cash flow analysis showing the projected impact of the Property Acquisition on the projected cash flow of Owner.

“Effective Date” means the date of the Initial Closing.

“Emergency” means any sudden or unexpected event which causes, or risks causing, (a) substantial damage to any Asset or the property of a Third Party, or (b) death of or injury to any Person, (c) damage or substantial risk of damage to natural resources (including wildlife) or the environment, (d) safety concerns associated with continued operations, or (e) non-compliance with applicable Law, in each case which event is of such a nature that a response cannot, in the reasonable discretion of Manager, await the decision of Owner.  For the avoidance of doubt, an “Emergency” shall include any release or threatened release of Hazardous Substances into the environment that requires notification to any Governmental Authority under applicable Law.

“Employee” means each employee or individual independent contractor of Manager, including each Key Employee.

“Energy 11 GP” means Energy 11 GP LLC, a Delaware limited liability company and the general partner of Parent.

 “Excluded Area” means (i) the Southern Wolfcamp play area of the Central Permian Basin in West Texas, (ii) the Utica Shale and liquids rich portion of the Marcellus Shale areas in Ohio, West Virginia and Pennsylvania and (iii) the Woodford Shale area in Central Northern Oklahoma.

“Excluded Assets” means leasehold interests, working interests, royalty, overriding royalty, production payments, net profits interests and other interests in developed and undeveloped oil and gas properties, including, without limitation, Leases and Wells, in the Excluded Area and properties in the continental United States that consist entirely of properties that will not be operated by the Manager or any of its Affiliates or any opportunity to acquire or develop midstream assets in the continental United States.

“Fiscal Year” means the period that begins on January 1 of each Calendar Year and ends on December 31 of such Calendar Year, but the first Fiscal Year will begin on the Effective Date and the last Fiscal Year will end on the date Owner is dissolved.

“Force Majeure Event” means any cause or event not reasonably within the control of the Party whose performance is sought to be excused thereby, including the following causes and events (solely to the extent such causes and events are not reasonably within the control of the Party claiming suspension): acts of God, strikes, lockouts, or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, floods, washouts and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, pipelines, gathering systems, or other related facilities; arrests, orders, directives, restraints and requirements of governments and government agencies, either federal or state, civil and military including moratoriums on drilling, hydraulic fracturing or other oil and gas development activities; lack of availability of drilling and completion equipment; outages (shutdown) for the making of repairs, alterations, relocations or inspections; inability to secure labor or materials, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, or any other causes, whether of the kind enumerated herein or otherwise, not reasonably within the control of the Party claiming suspension. Such term shall likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way, grants, permits or licenses, and in those instances where either Party hereto is required to secured permits or permissions from any Governmental Authority to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such permits and permissions.

“Full Investment Date” means the date on which Parent and Owner have invested, committed for investment or otherwise spent 90% or more of the Net Proceeds contributed to Parent.

“FWPP” means the Chesapeake Energy Corporation Founders Well Participation Program, dated as of June 10, 2005.

“FWPP Assets” shall mean any assets or properties acquired by Aubrey K. McClendon, directly or through any of his Affiliates or by his spouse, in connection with or pursuant to the FWPP.

“FWPP Opportunity” shall mean any right of Aubrey K. McClendon or any entity of which he is an Affiliate to acquire a working interest in any oil and gas property pursuant to the FWPP.

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“General Parameters” means the general parameters for a Property Acquisition as the Manager and Owner may mutually agree at any time and as same may thereafter be amended, modified or superseded by mutual agreement of the Manager and Owner, which general parameters shall include, without limitation, general parameters for terms and conditions of Property Acquisitions with respect to title, environmental, other liabilities, indemnification, gas imbalances, conditions to closing and other matters mutually determined to be appropriate.

“Governmental Authority” means any federal, national, regional, state, municipal or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, arbitral panel, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any environmental Laws, including asbestos-containing materials (but excluding any NORM).

“Hedging Policy” means a policy or policy with respect to Hedges that Owner approves as the Hedging Policy of Owner from time to time.

“Hedges” means any commodity futures contract, commodity swap, commodity option, commodity forward sale, commodity put, call or collar or other similar agreement or arrangement designed to protect against fluctuations in the price of oil, gas or other hydrocarbons used, sold or produced by a person.

“Incentive Holdings” has the meaning specified in the introductory paragraph.

“Initial Closing” means the initial closing of the purchase of Units from Parent by Investors pursuant to the Offering.

“Initial Term” has the meaning specified in Section 10.1.

“Insured” has the meaning specified in Section 7.5.

“Investors” means purchasers of Units from Parent pursuant to the Offering.

“Invoice” has the meaning specified in Section 5.1.

“Key Employee” means the Employee of the Manager listed on Exhibit B, which schedule may be amended from time to time by the Parties.

“Law” means any and all applicable laws, statutes, ordinances, permits, decrees, rulings, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Lease Operations” means all necessary or useful lease and land administration services and maintaining all land, lease and other related records (including title to Owner’s Assets and the maintenance and curing of the same) and all technical, regulatory, permitting and other supervision and oversight determined by the Manager to be necessary or appropriate to assure that Owner’s Assets are being explored, developed, produced, gathered and operated in accordance with this Agreement and Operating Agreements and other applicable contracts and agreements.

“Leases” means the oil, gas and mineral leases and operating rights owned by Owner.

“Loan(s)” means any indebtedness or obligation in respect of borrowed money or evidenced by a bond(s), note(s), deed(s) of trust, Letter(s) of credit, volumetric production payment(s), or similar investment(s), including a secured and mezzanine Loan(s).

“Management Services” has the meaning specified in Exhibit A.

“Management Standards” means all of the standards and requirements for performance by the Manager of the Services under Section 2.4.

“Manager” has the meaning specified in the introductory paragraph of this Agreement.

“Manager Change of Control” means that Aubrey K. McClendon or any family trust or family limited partnership established by Aubrey K. McClendon for estate planning purposes ceases to own or control the Manager.

“Manager Indemnified Parties” has the meaning specified in Section 11.1(a).

“Manager Personnel” means the officers and employees of the Manager, the officers and employees of Affiliates of the Manager, and all other persons otherwise engaged by the Manager for the provision of the Management Services hereunder.

“Material Commitment” means any agreement, contract or other arrangement binding on Owner or any of its subsidiaries which could reasonably be expected to result in payments by Owner or any of its Subsidiaries of more than the Basket Amount then in effect.

“Monthly G&A Reimbursement” has the meaning specified in Section 5.1.

 “Net Proceeds” means the net sales price of all Units issued by Parent to Investors in the Offering, after deduction of the fees payable to any dealer manager, any marketing expense, selling commissions or Organization and Offering Expenses.

“Offering” means the best efforts registered public offering of Units consisting of (i) a minimum offering of 5,263,158 Units for gross proceeds of $100.0 million and (ii) a maximum offering of 100,263,158 Units for gross proceeds of $2.0 billion.

“Operating Agreement” has the meaning specified in Section 2.7.

“Operator” means the person appointed as Operator of any Asset owned by Owner pursuant to the applicable Operating Agreement, which shall be (a) the Manager or an Affiliate of the Manager with respect to Assets operated by the Manager or an Affiliate of Manager pursuant to Section 2.7 and (b) the third party designated as operator with respect to Assets not operated by the Manager or an Affiliate of the Manager.

“Operating Services” has the meaning specified in Exhibit A.

“Organization and Offering Expenses” means all out-of-pocket costs and expenses payable to Third Parties of organizing and selling the Offering (other than the selling commissions and the dealer manager fees) paid by Energy 11 GP, the Manager or its Affiliates in connection with the Offering, including, but not limited to, expenses for printing, engraving, mailing, filing, accounting and legal fees, charges of transfer agents, registrars, trustees, escrow holders or escrow agent, depositaries, engineers and their experts, expenses of qualification of the sale of the Units under federal and state law, including taxes and fees, incurred by or on behalf of Energy 11 GP or the Manager in connection with the formation of Parent, Owner and the Manager, the preparation, negotiation, and execution of the Partnership Agreement, this Agreement, any dealer manager or soliciting dealer agreement, escrow agent agreement subscription agreement and any other agreement in connection with or relating to the Offering, issuance of Units in the Offering and reimbursement the Manager or its Affiliates for costs in connection with preparing supplemental sales materials.

“Out-of-Pocket Expenses” has the meaning specified in Section 5.2.

“Owner” has the meaning specified in the introductory paragraph of this Agreement and, unless the context otherwise requires, includes the subsidiaries of Owner.

“Owner Agreement” means the First Amended and Restated Limited Liability Company Agreement of Owner, as same may be amended, supplemented or restated during the term of this Agreement.

“Owner Indemnified Parties” has the meaning specified in Section 11.1(b).

“Parent” has the meaning specified in the introductory paragraph.

“Parties” has the meaning specified in the introductory paragraph.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Parent, as same may be amended, supplemented or restated during the term of this Agreement.

“Permitted Investment” means (a) any evidence of indebtedness, maturing not more than one (1) year after such time, issued or guaranteed by the United States Government, (b) commercial paper, maturing not more than nine (9) months from the date of issue, which is issued by a corporation (other than an Affiliate of the Manager) organized under the laws of any state of the United States or of the District of Columbia and rated A-l by Standard & Poor’s Ratings Group, or any successor thereto, or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit or bankers acceptance, maturing not more than one (1) year after such time, which is issued by a commercial banking institution that is a member of the U.S. Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or (d) any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

“Permits” has the meaning specified in Exhibit A.

“Person” (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

“Property Acquisition” means any acquisition or proposed acquisition of oil and gas properties where such properties are located onshore in the United States, but excluding any Excluded Assets and any FWPP Opportunity.

“Proposal” has the meaning specified in Section 9.1(c).

“Records” has the meaning specified in Section 2.5.

“Reimbursement Percent” for any month, means the percent set forth below:

From the Initial Closing to the last day of the 6th whole month after the Initial Closing - 1.75%.
From the first day of the 7th month after the Initial Closing to the last day of the 36th month after Initial Closing - 3.5%.
From the first day of the 37th month after the Initial Closing to the last day of the 60th month after the Initial Closing - 3.0%.
From the first day of the 61st month after the Initial Closing to the last day of the 84th month after the Initial Closing - 2.5%.

 Thereafter - 2.0%

“Rejected Proposal” has the meaning specified in Section 9.1(b).

“Services” has the meaning set forth in Section 2.1.

“Subsidiary” means with respect to any Person (including a corporation or partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of at least a majority of the directors or other governing body of such Person.

“Term” has the meaning specified in Section 10.1.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Unallocated Funds” means, as of any date, (i) the amount of capital contributions received by Parent and which have not been spent by Parent or Owner, plus all available borrowings under an Approved Credit Facility, less (ii) the amount, if any, set aside by Parent or Owner to invest in Development Activities on Assets acquired or to be acquired by Owner, or other expenses of the Parent or Owner.

“Units” means limited partner interests of Parent issued to Investors in the Offering.

“Wells” means all oil, gas and other hydrocarbon wells now owned or hereafter participated in by Owner.

Section 1.2 References and Titles.  All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision unless expressly so limited.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” shall be deemed references to United States Dollars.  Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “here “ “hereby,” “hereunder’’ and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section” and “this subsection,” and words of similar import, refer only to Section or subsection hereof in which such words occur.  The word “or” is not exclusive.  Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP.  Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  References to any Law or agreement (or contract) means such Law or agreement (or contract) as it may be amended from time-to-time.  If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against either Party by virtue of the fact that its representatives have authored this Agreement or any of its terms.  Any reference to an agreement or contract herein shall include any amendment, modification or replacement thereof that is in accordance with the provisions of this Agreement.

ARTICLE II.
MANAGEMENT SERVICES

Section 2.1 Engagement of Manager.  Commencing on the Effective Date, Owner hereby appoints, retains and authorizes the Manager, and the Manager hereby accepts and agrees, to perform in a timely, prudent and diligent manner the Management Services and Operating Services (collectively, the “Services”) during the Term at all times in accordance with the terms and conditions set forth in this Agreement.

Section 2.2 Services.  Commencing on the Effective Date and during the Term, the Manager shall provide the Services as defined on Exhibit A.

Section 2.3 Direction of Services.  Except with respect to the means or method by which the Manager performs the Services (which shall at all times be subject to the good faith direction or control of the Manager), the provision of the Services hereunder shall at all times be subject to the direction of Owner, including, without limitation, Owner’s right, subject to Section 3.5, to direct the Manager with respect to funds held in any Owner’s account(s) managed by the Manager.  The Parties acknowledge that Owner’s need for and scope of the Services may change from time to time depending on the nature, number and size of the interests comprising the Assets held by Owner at any given time, and Owner reserves the right to change the scope of the Services consistent with Exhibit A from time to time by agreement with the Manager.

Section 2.4 Management Standards.  Manager will act in compliance in accordance with the express provisions of this Agreement and, where this Agreement does not specifically establish a particular obligation or standard, (a) with respect to Assets subject to an Operating Agreement of which Manager or an Affiliate of Manager is the Operator as a reasonable and prudent operator and in a manner consistent with generally accepted standards for oil and gas exploration and production businesses similar to the Business conducted by Owner having Assets similar to the Assets then owned by Owner; (b) with respect to Assets subject to an operating agreement of which the Manager is not the Operator, based on information regarding such operations furnished or otherwise obtained by the Manager and to the extent reasonably practicable under the circumstances such Assets appear to the Manager to be operated in all material respects in accordance with good oilfield practices and (c) with respect to Assets or business of Owner not subject to an Operating Agreement, in a commercially reasonable manner consistent with generally acceptable standards in the oil and gas business (the “Management Standards”).  The Manager shall have no obligation to advance funds for the account of Owner or to pay any sums of its own in connection with the performance of the actions which it is authorized or required to take on behalf of Owner hereunder.

Section 2.5 Records; Financial Reports; Instruments of Service.  At all times during the Term, the Manager shall maintain complete books of account, receipts, disbursements, Permits and all other records relating to the Services performed hereunder (the “Records”), and all accounting Records shall be maintained in accordance with GAAP.  The Manager shall deliver (i) monthly financial and operating reports to Owner in respect of the most recently ended Calendar Month in a form requested and as may be required by Owner, but in any event no later than 20 days after the end of each Calendar Month, and (ii) quarterly cash flow forecasts for Owner as may be required by Owner, but in any event no later than 20 days prior to the start of the applicable Calendar Quarter.  Further, the Manager shall prepare and submit to Owner a monthly management report in respect of the most recently ended Calendar Month with such information as Owner may request, as well as any other information (without regard to whether relating to such Calendar Month) that Owner may request.  Owner and/or any representatives designated by Owner may at any time during normal business hours, upon two (2) business days’ advance notice, examine and/or make and retain copies of said Records.

Section 2.6 Certain Limitations on Management Services.  It is the intent of Owner and the Manager to maintain the separate corporate existence of both entities, to hold themselves out to others as separate corporate entities and to conduct their respective businesses in a manner which respects and preserves their separate identities.  Owner and the Manager also acknowledge and agree that Parent, as the sole member of Owner, is relying on the establishment and maintenance of the separate corporate entity of Owner.  Accordingly, the Manager will provide the Management Services, and Owner will operate its business, consistent with this intent.  Without limiting the foregoing, each of Owner and the Manager, to the extent applicable when providing Management Services on behalf of Owner, shall (i) not hold the Manager’s employees out as Owner’s employees when transacting with third parties on behalf of Owner, (ii) maintain proper books and records that show the assets, liabilities and transactions of Owner separate from those of any other person and prepare financial statements for Owner in the same manner, (iii) not commingle the funds received by or on behalf of Owner with any other person’s funds, (iv) pay liabilities and expenses invoiced directly to Owner or its Assets only out of Owner’s own funds maintained by or on behalf of Owner, and (v) maintain separate bank accounts belonging only to, or maintained by Owner. Nothing in this Agreement shall prohibit the Manager and Owner from acknowledging to third parties their status as parties to this Agreement.

Section 2.7                                Well Operations.  If the interest of Owner in a Lease (together with any interest owned by the Manager and its Affiliates) entitles Owner to appoint the Operator of the property, the owner shall take such commercially reasonably actions as are necessary to appoint the Manager (or its designated Affiliate) as the Operator of such Lease and the Manager (or its designated Affiliate) shall use its reasonable commercial efforts to assist Owner to take the actions necessary to designate the Manager as the Operator of such property, which designation shall be pursuant to either (i) the operating agreement currently in effect with respect to a property acquired by Owner or (ii) if any of such properties are not currently operated pursuant to an operating agreement, an operating agreement to be agreed upon with the Manager (or its designated Affiliate) at the time of the acquisition of such properties (such agreement(s) entered into under (i) or (ii) an “Operating Agreement”).  To the extent any of the Services described herein are duplicative of services to be provided by the Manager or any of its Affiliates under any joint operating agreement or other agreement, no additional obligations will be incurred or implied by any of the terms of this Agreement and such joint operating agreements or other agreement (and not this Agreement) will govern the terms of such services.

ARTICLE III.
FINANCIAL ADMINISTRATION

Section 3.1 Budget

(a)           Annual Budget Process.  The Manager shall prepare and submit to Owner at least 45 days before the beginning of each Fiscal Year after the first Property Acquisition by Owner, a budget (“Draft Budget”) detailing the Development Activities planned to be commenced during the relevant Fiscal Year, which sets out the amounts expected to be spent by Owner during such year to conduct such Development Activities, and to otherwise own its Assets and conduct the Business during such Fiscal Year; provided that in connection with the first acquisition made by Owner, the Manager shall deliver a Draft Budget to Owner in connection with such acquisition as contemplated by Section 9.2(a).  Owner shall approve or disapprove the Draft Budget no later than 15 days prior to the start of the Fiscal Year; provided that the first Draft Budget shall be approved as provided in Section 9.2(a).  If Owner approves the Draft Budget, the Draft Budget shall be deemed the Budget for purposes of this Agreement, until revised in accordance with paragraph (b) below. If Owner fails to approve a Draft Budget by the commencement of a Fiscal Year, then until a Draft Budget for such Fiscal Year is approved, the Manager is authorized to pay from Owner’s account the costs and expenses incurred in the ordinary course of business in amounts materially consistent with, and for Development Activities and other activities set forth in, the prior Fiscal Year’s Budget as adjusted for supplements to such Budget attributable to any subsequent Property Acquisition(s), including in respect of costs and expenses to the extent incurred pursuant to the contractual obligations of Owner, including any Material Commitments, and other costs and expenses approved as provided in this Agreement.

(b)           Approval of Additional Activities.  From time to time prior to the termination of this Agreement, the Manager may present to Owner supplemental Development Activities or other activities that the Manager proposes to be undertaken by Owner and that are not included in the applicable approved Budget for such Fiscal Year, and revisions to a previously approved Budget that the Manager recommends be adopted by Owner.  If Owner approves such revised Budget, the revised Budget shall be deemed the Budget as used in this Agreement.  In addition, the Budget shall be deemed to be amended as provided in Section 9.2(b).

(c)           Cooperation.  Prior to and in respect of any proposals made by the Manager to Owner pursuant to Section 3.1(b), the Manager and Owner agree to use good faith efforts (1) to exchange information regarding such proposals and proposed activities to be undertaken in connection with any such proposal or potential alternatives to any such proposal and (2) to ensure an efficient and expedient review and decision-making process in respect of such proposals.

(d)           Permitted Overruns.  Whenever any provision of this Agreement permits the Manager to make an expenditure or conduct a Development Activity or other operation as provided in the Budget, the Manager will be deemed to have made such expenditure or conducted such Development Activity or other operation in accordance with the Budget if (1) the aggregate expenditures during any Budget period do not exceed the amount set forth in the approved Budget for such Budget period for such Development Activity or other operation by more than 10.0% or (2) the expenditure(s) are reasonably determined by the Manager to be required in connection with an Emergency pursuant to Section 7.4; provided that in the event of an expenditure under (d)(1) or (d)(2), Manager shall promptly inform Owner of such expenditure and the reasons therefor.

Section 3.2 Cash Management.  The Manager shall have a fiduciary responsibility to Owner for the safekeeping of the Owner’s funds that Manager possesses or controls.  The Manager shall implement a cash management system for the cash and cash equivalents of Owner.  The Manager shall invest any cash held on behalf of Owner only in Permitted Investments and shall hold all such Permitted Investments and any cash in trust on behalf of Owner.  The Manager shall as promptly as commercially practicable deposit all cash and Permitted Investments held on behalf of Owner in excess of 50% of the then remaining unexpended portion of the approved Budget as directed by Owner in one or more accounts of Owner.

Section 3.3 Revenues and Joint Interest Billings.  The Manager shall receive all revenues and joint interest billings for the account of Owner and promptly credit or charge, as the case may be, Owner with Owner’s net revenue and joint interest billings with respect to its properties, on a property-by-property basis.

Section 3.4 Manager Payments.  The Manager shall maintain funds of Owner in a separate account(s) managed by the Manager and shall not comingle funds of Owner with funds of any other Person.  Any funds of Owner maintained by Manager shall be used for the exclusive benefit of Owner as provided in this Agreement.  From time to time, Manager shall pay, unless otherwise instructed by Owner, from Owner’s funds administered by the Manager, as and to the extent required by any applicable contract, or Law and, to the Manager’s knowledge, to the extent not previously paid by any purchaser, operator or Third Party, in each case to the extent such liability is attributable to Owner’s interest in a property or otherwise an obligation of Owner, all taxes, royalties, overriding royalties, delay rentals, operating expenses and other charges under operating agreements, debt service on Owner’s debts, the Monthly G&A Reimbursement (which shall be paid to the Manager in accordance with Section 5.1) and other debts and obligations of Owner.

Section 3.5 Payment to Owner.  As contemplated pursuant to Section 2.3, from time to time Owner may direct the Manager to transfer to an account specified by Owner funds in accounts maintained for Owner by the Manager that Owner and the Manager agree are not necessary for the conduct of Owner’s business as contemplated by the Budget then in effect (for purposes of determining the funds necessary to be retained, taking into account, among other items, funds required in accordance with the Budget then in effect for working capital purposes, reserves for capital expenditures and reserves for an approved Property Acquisition; provided, however, that if in accordance with the direction by Owner of the Manager in accordance with Section 2.3 or Section 3.4 or otherwise an activity contemplated in the Budget then in effect and for which funds are retained is abandoned, cancelled or otherwise not consummated, then any remaining funds retained therefor will then be transferred to Owner).

ARTICLE IV.
CONTRACT ADMINISTRATION; POWER OF ATTORNEY

Section 4.1 Contract Administration.  The Services shall include negotiating, administering and terminating contracts, by and on behalf of Owner, in the ordinary course of Business, but in all cases in compliance with the Budget.  All such contracts shall be executed by the Manager in the name of Owner, pursuant to the power of attorney granted herein.

Section 4.2 Purchases for Owner.  The day-to-day operations and management of Owner’s Business shall include the purchase (or lease) of such equipment, supplies and other goods necessary for the efficient operation of the Business and as shall be consistent with the Budget.  Purchases shall be made only at reasonable costs pursuant to the “prudent buyer” principle.

Section 4.3 Affiliate Transactions.  The Manager shall not make or cause Owner to make any contract (other than an Operating Agreement as provided herein) with or purchase or sell goods or services from or to the Manager or any Affiliate of the Manager, unless such contract or purchase or sale is specifically identified as an Affiliate transaction in the Budget, or with the prior written approval of Owner.  Nothing in this Section 4.3 shall be construed to limit or restrict the right of the Manager to engage, or require Owner’s prior approval of the engagement by Manager of, any Affiliate of Manager to perform any of the Services on behalf of the Manager so long as the Affiliate of Manager is not entitled to any payment by Owner for providing such Services.  In addition, without the prior consent of Owner, Manager or an Affiliate may transfer to Owner drilling or production equipment maintained in the inventory of Manager or an Affiliate of the Manager at cost (with no internal profit margin) in the ordinary course of business and with an aggregate value in any Budget period not exceeding $1,000,000.

Section 4.4 Power of Attorney.  (i) By execution of this Agreement, Owner does hereby make, constitute and appoint the Manager, and its successors, with full power of substitution, as its true and lawful attorney and agent with full power and authority in its name, place and stead to execute, swear to, acknowledge, deliver, file, record in the appropriate public offices and publish any and all contracts, agreements, instruments, conveyances, mortgages, deeds, notes and other documents of any kind or nature related to, arising out of or in connection with the Manager’s performance of this Agreement.

(ii)                      During the Term of this Agreement, the power of attorney granted in this Section 4.4 shall survive the Bankruptcy, dissolution or other termination of Owner, shall extend and be binding upon Owner’s successors and assigns and shall continue in full force and effect regardless of the occurrence of any of the foregoing.  Owner hereby agrees to be bound by any such contracts, agreements, instruments, conveyances, mortgages, deeds, notes and other documents executed or otherwise entered into by the attorney and agent acting in good faith pursuant hereto and pursuant to such power of attorney, and hereby waives any and all defenses that may be available to contest, negate, or disaffirm any action of the attorney and agent taken under such power of attorney, except in cases of bad faith, gross negligence, willful misconduct or material breach of this Agreement.

ARTICLE V.
COMPENSATION AND EXPENSES

Section 5.1 G&A Reimbursement.  In consideration for the performance by the Manager of Management Services, Owner shall pay to the Manager monthly, in advance, an amount rounded to the nearest $10.00 (such amount, the “Monthly G&A Reimbursement”), which amount is equal to the product of (a)(i) the Reimbursement Percent for such Calendar Month times (ii) 8.3333% times (b) the sum of (i) the Net Proceeds determined as of the last day of the preceding Calendar Month and (ii) the average outstanding indebtedness for borrowed money under an Approved Credit Facility (determined on a consolidated basis) during the preceding Calendar Month.  A Monthly G&A Reimbursement shall not be payable for any period prior to the Initial Closing.  On or before the 20th day of the Calendar Month immediately following the Calendar Month in which the Management Services have been provided, the Manager shall furnish to Owner in writing its calculation of the Monthly G&A Reimbursement that is payable in respect of the preceding Calendar Month.  The Monthly G&A Reimbursement payable to the Manager by Owner will be in addition to all fixed rate and other charges under any joint operating agreements in which the Manager or its Affiliates act as operator and Owner owns a working interest.  Each Calendar Month after the Initial Closing and prior to the end of the Term, the Manager will deliver, together with its calculation of the Monthly G&A Reimbursement to be paid by Owner for the proceeding Calendar Month as provided in the second preceding sentence, a summary of the costs and expenses to be reimbursed to the Manager in accordance with the immediately preceding sentence (each such written calculation and summary, an “Invoice”).  At any time that is not less than ten (10) Business Days following the date that Owner receives an Invoice, the Manager may apply any funds that it holds on behalf of Owner to payment of the amount specified in the Invoice less any amount(s) to which Owner has reasonably objected in writing during such 10-Business Day period.  If Owner timely objects to any amount in an Invoice, Owner and the Manager shall use their reasonable commercial efforts to resolve such dispute amicably, and promptly after the resolution of such matter the Manager may apply any funds that it holds on behalf of Owner to payment of the amount determined to be owing to the Manager.  If the funds that the Manager holds on behalf of Owner are insufficient to pay in full when due the amounts due to the Manager pursuant to this Section 5.1, then Owner will promptly make payment to the Manager of the amount due and unpaid in immediately available funds by wire transfer to an account specified by the Manager to Owner.  Payment of an Invoice shall not prejudice or otherwise affect the rights of Owner to audit any amounts included in an Invoice for compliance with this Agreement and to seek reimbursement from Manager for any amounts included in an Invoice that were not included in accordance with this Agreement.

Section 5.2 Reimbursement of Out-of-Pocket Expenses.  The Manager shall pay all reasonable out-of-pocket expenses incurred and paid the Manager and its agents and consultants (“Out-of-Pocket Expenses”), pursuant to the policies and procedures established by the Manager and approved by the Owner and in accordance with the Budget, and consistent with the allocations set forth in Exhibit D hereto, for the payment or reimbursement of such costs with respect to activities conducted for the Owner pursuant to this Agreement.  The Owner shall reimburse the Manager for all such Out-of-Pocket Expenses paid by the Manager to Third Parties on behalf of the Owner or in connection with the Business of the Owner, and on or before the 20th day after each Calendar Month in which the Manager incurs Out-of-Pocket Expenses, the Manager will invoice the Owner for such Out-of Pocket Expenses paid to Third Parties during the preceding month accompanied by reasonable supporting detail.  At any time that is not less than ten (10) Business Days following the date that Owner receives an invoice for Out-of-Pocket Expenses pursuant to this Section 5.2, the Manager may apply any funds that it holds on behalf of Owner to payment of the amount specified in such invoice, less any amount(s) to which Owner has reasonably objected in writing during such 10-Business Day period.  If the Owner timely objects to any amount in any such invoice, Owner and Manager shall use their reasonable commercial efforts to resolve such dispute amicably, and promptly after the resolution of such matter, the Manager may apply any funds that it holds on behalf of Owner to payment of the amount determined to be owing to the Manager.  If the funds that the Manager holds on behalf of Owner are insufficient to pay in full when due the amounts due to the Manager pursuant to this Section 5.2, then Owner will promptly make payment to the Manager of the amount due and unpaid in immediately available funds by wire transfer to an account specified by the Manager to Owner.  Payment of Out-of-Pocket Expenses shall not prejudice or otherwise affect the right of Owner to audit any amounts of the Out-of-Pocket Expenses for compliance with this Agreement and to seek reimbursement from Manager for any Out-of-Pocket Expenses that were not incurred in accordance with this Agreement.

ARTICLE VI.
REPRESENTATIONS, WARRANTIES AND COVENANTS

The Manager represents, warrants and covenants to Parent and Owner, and each of them, as follows:

(a)           Organization, Good Standing, Etc.  The Manager is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Oklahoma.  Before commencing operations in any State where Leases are located the Manager will be duly qualified and/or licensed to the extent and as may be required, and in good standing in such State.

(b)           Authority; Enforceable Agreement.  The Manager has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement.  This Agreement is legal, valid and binding with respect to the Manager and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c)           Legal Requirements.  The Manager has, or before commencing activities in any State or other jurisdiction will have, all requisite power, approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all Governmental Authorities of such State or other jurisdiction required for the Manager to provide the Management Services in such jurisdiction; each of the foregoing is or will be in full force and effect and has been duly and validly issued; and at the time Management Services are performed the Manager will be in compliance in all material respects with all terms and conditions of each of the foregoing.

(d)           No Consent.  No permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by the Manager of this Agreement or to consummate any transactions contemplated hereby and thereby.

(e)           Information Provided.  The information regarding the Manager and its Affiliates set forth in the Parent’s registration statement (“Registration Statement”) on Form S-1 (SEC File No. 333-   197476) as of the date such Registration Statement was declared effective by the Securities and Exchange Commission, did not, as of such effective date, contain an untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE VII.
ADDITIONAL AGREEMENTS OF MANAGER; RESTRICTIONS ON MANAGER

Section 7.1 Compliance with Laws.  In the performance of Services pursuant to this Agreement, the Manager shall comply in all material respects with applicable Law relative to the use, operation, development and maintenance of the Business and the Assets.  The Manager shall use its reasonable commercial efforts to remedy any violation of any such applicable Law that comes to its attention.  The Manager shall promptly notify Owner of any material violation of applicable Law in the performance of the Services pursuant to this Agreement, and the Manager shall transmit promptly to Owner a copy of any citation or other communication received by the Manager setting forth any such violation.

Section 7.2 Compliance with Obligations.  The Manager, to the extent such matters are reasonably within its control, shall use diligent and reasonable efforts to cause compliance in all material respects with all terms and conditions contained in any contract, agreement, judicial, administrative or governmental order, law or ruling, lease, mortgage, deed of trust or other contractual or security instrument affecting the Business or any of the Assets; provided, however, that, except as otherwise set forth herein, the Manager shall not be required to make any payment or incur any liability on account thereof.  The Manager shall promptly notify Owner of any material violation of any such instrument or agreement in any material respect.

Section 7.3 Prohibited Acts.  Notwithstanding anything to the contrary, express or implied, in this Agreement, without the consent of Owner the Manager shall not:

(a)           Affect Title.  Other than by way of a pledge, mortgage, deed of trust or trust indenture in connection with the terms of an Approved Credit Facility or a farmout, joint operating agreement, participation agreement or other similar arrangement, sell, assign, surrender or relinquish, farm out, encumber, hypothecate, mortgage, burden, or otherwise alter or impair Owner’s title in, to, or under, or that may be derived from, any of the Assets, or take any act that has the natural and foreseeable consequence of causing any of the foregoing.  The prohibition in the immediately preceding sentence does not apply, however, to any loss, alteration, or impairment of title resulting (i) from the abandonment of any well, cessation of operations, non-commencement of the drilling of any well or any other operations, or non-payment of delay rentals, advance royalties, shut-in well payments, or any other payments when done with Owner’s written consent or in accordance with the other terms of this Agreement; (ii) by virtue of the non-consent, non-participation, or non-performance of any Third Party under any Operating Agreement; (iii) from the pooling, unitization, or communitization of all or any part of Owner’s interest in a property; (iv) from the sale or disposition of worn out or obsolete equipment or spare parts; (v) from the sale of natural gas, crude oil, natural gas liquids, condensate, other products and other hydrocarbons produced from the Assets; (vi) from causes or circumstances beyond Manager’s reasonable control; or (vii) any sale or disposition of Assets in addition to those referred to in items (i) through (vi) above that, in one transaction or series of related transactions. is less than the Basket Amount in effect at the time of sale.

(b)           Borrow Funds. Except in accordance with Section 7.4, borrow any funds on behalf of Owner (other than trade accounts payable in the ordinary course of business).

(c)           Litigation Matters.  (i) Except for the filing or prosecution of any lawsuits for the collection of any monies owed to Owner in the ordinary course of business, file or prosecute any lawsuit, or (ii) confess any judgment or compromise or settle any pending, threatened, or asserted claim or litigation, in each case with respect to or on behalf of Owner or any of the Assets.

(d)           Resign as Operator.  Resign as Operator of any operated Asset except in accordance with this Agreement.

(e)           Tax Status.  Take any action which would cause Parent or Owner not to be classified and treated as a partnership or disregarded entity for federal income tax purposes.

(f)           Approved Credit Facility.  Amend or waive any provision of the Approved Credit Facility or take any actions which would result in a default by Owner under an Approved Credit Facility.

(g)           Expenditures.  Except in accordance with Article III, Section 4.3, and Article V, Section 7.1, Section 7.2 or Section 7.4, make or approve any expenditure for Owner’s account, or obligate Owner to make any expenditure, other than for operating expenses (including any Operating Agreement then in effect) made pursuant to operating agreements covering Owner’s Assets or as provided in the Budget.

(h)           Activities; Budget.  Conduct for Owner’s account, or consent to or obligate Owner, to engage in any activity, other than an activity provided for in the approved Budget or reasonable determined by the Manager to be required in connection with an Emergency in accordance with Section 7.4.

(i)           Acquisitions and Joint Ventures.  Cause or obligate Owner to enter into any business combination transaction, including any merger, consolidation, equity exchange, acquisition, sale joint venture, partnership or similar arrangement, or acquire any assets, properties or rights, including leasehold and working interests, in any case involving or that is reasonably expected to involve, aggregate consideration paid by Owner with a value in excess of the Basket Amount during any Budget period.

(j)           Hedging.  Cause Owner to adopt, revise or waive compliance with, the Hedging Policy, or cause Owner to enter into or become obligated under any Hedges that are not in accordance with the Hedging Policy.

(k)           Material Commitment.  Enter into any contract or agreement on behalf of Owner, or otherwise obligate Owner under any contract or agreement, that would reasonably be expected to constitute a Material Commitment.

(l)           Affiliate Transactions.  Except in compliance with Section 4.3, cause Owner to enter into, or obligate Owner with respect to, any contract or other arrangement or transaction with the Manager or an Affiliate of the Manager.

(m)           Amendment to Agreements; Waiver of Rights.  Cause Owner to enter into or replace or amend, modify or restate or supplement in a manner adverse to Owner in any material respect, or cause Owner to waive or fail to enforce on behalf of Owner any material rights of Owner under any participation, joint venture, operating, area of mutual interest or other similar agreement to which Owner is a party (provided that the restriction set forth in this clause (m) shall not apply to any extension or termination of any agreement in accordance with its terms).

(n)           Certain Non-Consent Activities.  Cause Owner to make any election or exercise any vote, or cause Owner not to exercise any vote, that has the effect of causing Owner to not participate in any Development Activities or other activities or operations under an Operating Agreement in which the Manager or an Affiliate of the Manager owns a working interest, unless the Manager or such Affiliate also declines to participate in such activity or operations, unless Owner’s election or exercise of, or failure to elect or exercise, any such vote is a result of Owner’s inability to fund the cost of the applicable Development Activities or other activities or operation, as the case may be, in which event neither Manager nor any Affiliate shall be required to decline to participate in such activity in respect of its working interest therein.

(o)           Directed Activities.  Take on behalf of Owner or cause Owner to take any action or commit to any action that is contrary to the reasonable instructions of Owner, provided that the foregoing shall not be construed to require the Manager to take any action in violation of applicable Law or to incur any cost or obligation that Manager is not obligated to incur pursuant to this Agreement unless the Manager is entitled to be reimbursed, indemnified or paid for such cost or obligation by Owner.

Section 7.4 Emergencies.  Notwithstanding anything to the contrary in this Agreement, if the Manager reasonably believes there is any Emergency, then the Manager may, in the sole exercise of its discretion and at Owner’s expense, act for and on behalf of Owner in any manner reasonably necessary or useful under the circumstances without the necessity of giving prior notice to Owner or receiving any approval or consent from Owner.  If the Manager takes any such action pursuant to this Section 7.4, Manager shall promptly notify Owner of such Emergency and of the actions and/or expenditures approved by the Manager as soon thereafter as is reasonably practicable.

Section 7.5 Manager’s Insurance.  The Manager shall at all times maintain the insurance coverage described on Exhibit C with financially sound and reputable insurance companies, together with any other insurance that the Manager generally provides or extends to its subsidiaries.  During the Term of this Agreement, the Manager will, subject to reimbursement by Owner for the incremental cost thereof, take the actions necessary to cause Owner to be Insured, under the insurance policies described, and as indicated, in Exhibit C.  As used herein, the term “Insured” means Owner will be (i) a named insured to the extent possible, (ii) in the case of workers’ compensation, named as an alternate employer, or (iii) an additional insured in all other cases; provided, however, that the Manager will take reasonable commercial efforts to provide for endorsement of Owner as a named insured under each policy described in Exhibit C.

Section 7.6 Changes in Information Provided.  If, during any time that the Parent is offering Units pursuant to the Registration Statement, any event relating to or affecting the Manager or its Affiliates shall occur which would cause the information in the Registration Statement regarding the Manager or its Affiliates to include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Manager shall promptly notify the Parent of such event and shall cooperate with Parent in amending the Registration Statement so that the representation and warranty of Manager in paragraph (d) of Article IV of this Agreement is true and correct as of the time of such amendment.

Section 7.7 Personnel.  The Manager shall at all times have qualified personnel employed by it, or employed by an Affiliate and available to Manager, so as to permit Manager to perform the Services in the manner and in accordance with the standards of performance provided for in this Agreement.

ARTICLE VIII.
PERSONNEL ADMINISTRATION

Section 8.1 General.  The Manager shall have in its employ or available to it at all times during the Term of Agreement a sufficient number of qualified technical, land, financial, accounting, clerical and other personnel to enable it to properly, timely, and diligently supply all the Services as herein provided.

Section 8.2 Key Employee.

(i)                      The Manager currently employs the Key Employee, and agrees to maintain the full-time employment of such Key Employees for the full duration of this Agreement and agrees to cause the Key Employee to devote such of his time and attention to the Business and the performance of Manager’s obligations under this Agreement as shall be reasonably necessary for Manager to properly discharge its obligations under this Agreement in accordance with the Management Standards.

(ii)                      If, for any reason, the Key Employee ceases to be employed on a full time basis by the Manager, whether by reason of termination of employment with or without cause, death, disability, voluntary resignation or for any other reason, the Manager will give prompt (but in any event within three Business Days) notice to Owner of such cessation of employment.  Within 21 Business Days following such notice, the Manager will notify Owner of a proposed replacement for the Key Employee who is no longer employed by the Manager.  Owner shall have the right, acting reasonably, for five (5) Business Days following the notice by the Manager of the proposed replacement for the Key Employee to disapprove of the proposed replacement for the Key Employee.  If (i) the Manager fails to propose a replacement for the Key Employee as provided above or (ii) within such 21 Business Day period Owner notifies the Manager of its disapproval of the replacement for the Key Employee, then Owner shall have the right to terminate this Agreement by giving notice of such termination to the Manager within 10 Business Days following: (i) if the Manager fails to notify Owner of the termination of employment, the date of Owner’s actual knowledge of such termination of employment; (ii) if the Manager fails to propose a replacement for the Key Employee, the date the Manager was required to propose a replacement for the Key Employee or (iii) if Owner does not approve of the replacement for the Key Employee, on the date Owner notifies the Manager that it has not approved the proposed replacement.  If Owner does not terminate this Agreement as provided above, the person proposed as the replacement for the former Key Employee by the Manager shall be deemed a Key Employee as provided herein.

Section 8.3 Responsibility.  All matters pertaining to the employment, supervision compensation, promotion and discharge of any employees or personnel of the Manager or its Affiliates are the responsibility of the Manager, which is (or its Affiliate is) in all respects the employer of any such employees, provided that the Manager will at all times maintain employment of the Key Employee.  All such employment arrangements are solely the concern of the Manager and, if applicable, its Affiliate(s) and, other than as expressly set forth in Exhibit D hereto, Owner shall have no liability with respect thereto.

ARTICLE IX.
INVESTMENT OPPORTUNITIES

Section 9.1 Investment Opportunities.

(a)                      Commensurate with the Net Proceeds raised by Parent from time to time that have not been previously invested in Property Acquisitions or reserved for Development Activities or other investment in any Assets or for payment of fees or expenses pursuant to this Agreement or the Partnership Agreement, and the availability to Owner of debt financing the Manager shall prepare and deliver to Owner a Proposal with respect to any Property Acquisition that (i) the Manager identifies in accordance with the performance of Item 14 of its Management Services described in Exhibit A or that otherwise becomes available to the Manager and (ii) which the Manager believes may be appropriate for acquisition by the Owner.

(b)                      The Manager shall deliver a Proposal to Owner regarding any Property Acquisition referred to in Section 9.1(a) in accordance with the terms of Section 9.1(c).  Upon receipt of any Proposal, Owner shall decide in accordance with Section 9.1(d) whether or not to approve the Property Acquisition that is the subject of such Proposal.  If Owner determines not to approve or otherwise fails to approve such Property Acquisition within three (3) Business Days after Owner’s receipt of a Proposal (a “Rejected Proposal”), then the Manager or any of its Affiliates may pursue and, if successful in such pursuit, participate in such Property Acquisition.

(c)                      If the Manager proposes to refer a Property Acquisition or other acquisition of oil and gas properties to Owner, the Manager shall submit a written report (“Proposal”) to Owner for its consideration.  Such Proposal shall be in the form or format that the Manager generally uses, or will have used when presenting any such Property Acquisition or other acquisition of oil and gas properties to Owner and shall contain the Economic Run for the Property Acquisition or other acquisition of oil and gas properties, the initial Budget or any revisions to the Budget as provided in Section 9.2, and all other information determined by the Manager or requested by Owner as necessary or appropriate to describe the terms, economics, oil and gas reserve information, anticipated risk management instruments, and other information requested by Owner as necessary or appropriate to evaluate and consider the Proposal.  Additionally, if the Manager or an Affiliate of the Manager has an existing economic interest in more than 10% of the properties that are the subject of the Proposal, the Manager shall disclose this fact to Owner in the Proposal.  Information submitted to Owner in the Proposal shall include, without limitation, the Economic Run data with respect to the acquisition that is the subject of the Proposal, authorization(s) for expenditure, budgeting information, a recommendation with respect to the amount of indebtedness to be incurred pursuant to the Approved Credit Facility, key terms related to such Proposal, including, without limitation, whether such terms deviate or, to Manager’s knowledge, are expected to deviate from the General Parameters, if applicable, and any other available information determined by the Manager to be relevant to Owner’s investment decision or requested by Owner.

(d)                      Upon receipt of a Proposal, Owner shall have three (3) Business Days to notify the Manager of Owner’s intent to make the Property Acquisition as described in the Proposal.  If Owner does not provide such notice to the Manager within such time, Owner shall be deemed to have rejected the Property Acquisition that is the subject of the Proposal and such Proposal shall thereafter constitute a Rejected Proposal.

(e)                      Nothing in this Agreement shall prohibit Parent from acquiring an oil and gas property or other Asset in the Excluded Area, or an Excluded Asset.  If Parent proposes to acquire an oil and gas property or other Asset in the Excluded Area, or to acquire an Excluded Asset, Parent will form a subsidiary separate from Owner and acquire such property or Asset in such separate subsidiary.  Manager shall have no obligation to provide Services with respect to such subsidiary.

Section 9.2 Initial Budget; Revisions to Budget.

(a)           Initial Budget.  In connection with the first Property Acquisition, the Manager shall prepare a Draft Budget for operation of the properties proposed to be acquired and submit such Draft Budget to Owner with the Proposal as contemplated by Section 9.1.  If Owner approves the Property Acquisition, Owner shall be deemed to have approved the Draft Budget and such Draft Budget shall then constitute the approved Budget as contemplated by Section 3.1.

(b)           Revised Budgets.  In connection with each Property Acquisition following the first Property Acquisition, the Manager may prepare an amendment to the then existing approved Budget to reflect the additional costs and expenses associated with the ownership of the Assets proposed to be acquired and submit such proposed revision to Owner as contemplated by Section 9.1.  If Owner approves the Property Acquisition, Owner shall be deemed to have approved the revision to the Budget and such revised Budget shall then constitute the approved Budget as contemplated by Section 3.1(b).

ARTICLE X.
TERM; TERMINATION

Section 10.1 Term.  The initial term of this Agreement will begin on the Effective Date and, subject to termination in accordance with Section 10.2 shall continue for so long as Owner holds any Assets (the “Initial Term”), and so long after the Initial Term as the Parties may mutually agree; provided, however, that following the Initial Term, either Party may terminate this Agreement upon not less than 30 days’ prior written notice to the other (the Initial Term together with any such extension thereafter, the “Term”).  Except as expressly provided herein, the expiration or earlier termination of this Agreement shall not relieve any Party of any obligation or liability arising prior to such expiration or termination.

Section 10.2 Termination.

(a)                      This Agreement shall terminate (the “Termination Date”) on the first to occur of (i) the date on which the Parties mutually agree to terminate this Agreement and (ii) the termination date set forth on any notice given in accordance with Section 10.2(b) or 10.2(c) (each, a “Termination Notice”).  Each Termination Notice shall be provided in writing and set forth in reasonable detail the basis for the termination and the Termination Date.  If requested by Owner, the Manager, following its receipt of a Termination Notice, shall continue to perform the Services in accordance with this Agreement for a period not to exceed 120 days of such notice and, in such event, the date on which such continued Services are no longer necessary (as specified by Owner in the Termination Notice) will be considered the Termination Date for purposes hereof.

(b)                      Owner may terminate this Agreement by delivery of a Termination Notice to the Manager following the occurrence of any of the following events:

(i)	the sale of all or substantially all of the Assets;

(ii)	at any time within 30 days after a Manager Change in Control;

(iii)	as provided in Section 8.2(b);

(iv)	during the Bankruptcy of the Manager;

(v)
at any time during the 30 days after a material breach by the Manager of its obligations hereunder that remains uncured 60 days following the receipt by the Manager of written notice of such breach by Owner;

(vi)
the failure by the Manager to recommended to the Parent and Owner by delivery to Owner of a Proposal covering one or more Property Acquisitions reasonably capable of consummation at any time that the Parent has Unallocated Funds of $100 million or more, which failure continues for 60 consecutive days commencing when the Parent first notifies the Manager that Parent has Unallocated Funds of at least $100 million; and

(vii)
the Manager or any of its Affiliates have defrauded Owner or stolen or misappropriated any of the Assets and such circumstances have not been cured or remedied by Manager within 60 days following the receipt by the Manager of written notice of such fraud, theft or misappropriation of Assets accompanied by such documentation with respect thereto as is available to Owner.

(c)                      The Manager may terminate this Agreement by delivery of a Termination Notice to Owner (i) following the Bankruptcy of Owner or (ii) at any time during the 30 days after a material breach by Owner of its obligations hereunder that remains uncured 60 days following the receipt by Owner of notice of such breach by the Manager.

Section 10.3 Transition Services.  The Manager shall, until the Termination Date, continue to provide the Management Services in accordance with this Agreement and upon request from Owner will reasonably cooperate with Owner in the transition of such services to a new manager appointed by Owner by (i) turning over Owner’s books and records and any other relevant information reasonably requested of the Manager, (ii) if applicable, assigning to Owner all of the Manager’s rights under subcontracts and other contractual arrangements entered into by the Manager in connection with the performance of the Services and (iii) facilitating the transfer of Well operations and the management of the Assets to the successor manager.  At the end of the Term, the Manager shall deliver to Owner the Records.  Following the termination of this Agreement, Owner shall have the right to appoint any other Person as manager to perform the Management Services by whatever method Owner may deem expedient or appropriate.  Following the termination of this Agreement, the Manager shall have no further rights under this Agreement (except as provided in Section 10.4) and shall not be entitled to receive any further payments under this Agreement.

Section 10.4 Effect of Termination.

(i)                      The termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the Termination Date and the following provisions of this Agreement shall survive such termination:  each of the indemnity obligations, and the limitation on consequential and other damages under Article XI and the provisions of Article XII, which shall survive indefinitely.

ARTICLE XI.
INDEMNIFICATION

Section 11.1 Indemnification.  From and after the Effective Date, the Parties will indemnify each other as follows:

(a)           Owner Indemnification.

(i)           Owner shall indemnify, defend, reimburse and hold harmless the Manager and its Affiliates and their respective officers, managers, representatives, agents, members, employees (together with the Manager, the “Manager Indemnified Parties”) from and against and in respect of any and all claims, liabilities, losses, costs, expenses (including reasonable attorneys’ fees and costs of investigation), judgments, fines, penalties, interest, settlement or damages (collectively, “Liabilities”) incurred or suffered by a Manager Indemnified Party in connection with, arising out of, or relating to, directly or indirectly, its performance of the Management Services and or Operating Services hereunder, EVEN IF SUCH LIABILITIES AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A MANAGER INDEMNIFIED PARTY, except that such indemnity will not apply in cases in which any such Liabilities are determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or intentional misconduct of the Manager or any other Manager Indemnified Party or from any failure by the Manager to follow any lawful direction of Owner.

(ii)           To the fullest extent permitted by applicable Law and subject to Parent and Owner having sufficient funds available, reasonable expenses (including reasonable legal fees and expenses) incurred by a Manager Indemnified Party who is indemnified pursuant to Section 11.1(a) in defending any claim, demand, action, suit or proceeding relating to acts or omissions with respect to the performance of duties or services pursuant to this Agreement, from time to time, shall be advanced by Parent prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by Parent of an undertaking by or on behalf of such Manager Indemnified Party to repay such amount if it shall be determined that the Manager Indemnified Party is not entitled to be indemnified as authorized in Section 11.1(a).

(iii)           The indemnification provided by this Section 11.1(a) shall be in addition to any other rights to which a Manager Indemnified Party may be entitled under any agreement, pursuant to any approval by Parent, as a matter of law or otherwise, both as to actions in the Manager Indemnified Party’s capacity as a Manager Indemnified Party and as to actions in any other capacity and shall continue as to a Manager Indemnified Party who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Manager.

(b)           Manager Indemnification.  The Manager shall indemnify, defend and hold harmless Energy 11 GP, Parent, Owner, its Subsidiaries and Affiliates and their respective officers, directors, representatives, agents, members and employees (collectively, “Owner Indemnified Parties”) from and against and in respect of any and all Liabilities incurred or suffered by (a) an Owner Indemnified Party in connection with, arising out of, or relating to, the gross negligence or intentional misconduct of the Manager or another Manager Indemnified Party in the Manager’s performance of the Management Services or from any failure by the Manager to follow any lawful direction of Owner.

Section 11.2 EXTENT OF INDEMNIFICATION; EXPRESS NEGLIGENCE RULE.  WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTION 11.1 REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE) OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH OWNER INDEMNIFIED PARTY; PROVIDED, HOWEVER, THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

Section 11.3 Indemnification Procedure.  If any indemnified party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such party will give written notice to the indemnifying Party, specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.  Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against the indemnifying Party, the indemnified party will give written notice to the indemnifying Party of the commencement of such action, accompanied by a copy of all papers, if any, served with respect to the action or proceeding; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.

Section 11.4 Limitation on Consequential and Other Damages.

(a)           EACH OF THE MANAGER, PARENT AND OWNER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (a) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION OR ARBITRATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, (b) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR  COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED  THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (c) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION, IN EACH CASE IT BEING THE EXPRESS INTENT, UNDERSTANDING AND AGREEMENT OF THE PARTIES THAT SUCH WAIVERS ARE TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY.  AS USED IN THIS SECTION, “SPECIAL DAMAGES” MEANS ALL SPECIAL,  CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO OR ANY CLAIMS OF ANY PERSON FOR WHICH ONE PARTY HAS AGREED TO INDEMNIFY THE OTHER PARTY UNDER THIS AGREEMENT.

(b)           The amount of damages for which an indemnified Party is entitled to indemnity under this Article XI shall be reduced by the amount of insurance proceeds received by the indemnified Party or its Affiliates with respect to such damages (net of any collection costs and net of any increase in premiums resulting from claims with respect to such damages), and, to the extent insurance coverage for such damages is available under insurance policies of the indemnified Party and not under the insurance policies of the indemnifying Party, the indemnified Party will use commercially reasonable efforts to assert claims under such insurance coverage with respect to such damages.

Section 11.5 Manager Liability.  Subject to the rights of Owner to terminate this Agreement, in no event shall the Manager or its Affiliates have any liability under this Agreement, any Operating Agreement or applicable Law, with respect to the provision of the Services under this Agreement or acting as contract operator for any claim, damage, loss or liability sustained or incurred in connection with its operations with respect to the Assets or the provision of the Services or any breach of any provision of this Agreement regarding the standard of performance of the Manager in performing the Services or operations under this Agreement (including any breach of Section 3.2) or any Operating Agreement, except to the extent (and only to the extent) such liability is attributable to or arises from the gross negligence or intentional misconduct of any Manager Indemnified Parties, and Owner, on its own behalf and on behalf of its Affiliates, releases the Manager and its Affiliates from such liability, except to the extent (and only to the extent) such liability is attributable to or arises from the gross negligence or intentional misconduct of any Manager Indemnified Party.  Nothing in this Section 11.5 shall be deemed to be a release by Owner or any of its Affiliates of any claims against the Manager arising from a breach by the Manager of its obligation to pay amounts owing to Owner pursuant to the terms hereof.

Section 11.6 Conspicuous.  THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XII.
FORCE MAJEURE

If a Party is rendered unable, wholly or in part, by reason of a Force Majeure Event to perform its obligations under this Agreement, other than obligations to make payments or provide indemnification or defense when due hereunder, then such Party’s obligations shall be suspended to the extent affected by the Force Majeure Event.  Any Party claiming any Force Majeure Event shall provide prompt written notice thereof to the other Party including full particulars of such Force Majeure Event.

ARTICLE XIII.
MISCELLANEOUS

Section 13.1 Time.  The Parties agree that time is of the essence in the performance of this Agreement.

Section 13.2 Independent Contractor.  Manager and Owner are independent contractors and this Agreement shall not be construed as one of partnership, agency, joint venture, or employment between Manager and Owner, and the rights, duties, obligations and liabilities of each of the Parties under this Agreement shall be individual, not collective or joint.  As between the Parties, (a) it is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture, association or trust, (b) the Manager is not the actual or implied agent for Owner, and (c) subject to the other express provisions of this Agreement and the right of Owner to direct the Manager with respect to the ends to be accomplished, the Manager shall have the exclusive responsibility and liability for (i) the direction and supervision of its personnel, (ii) the salary, employee benefits, other compensation and related costs of such Manager personnel, (iii) the collection and payment of any payroll taxes or contributions or taxes for unemployment insurance, workers’ compensation, pensions and social security for the Manager personnel that are imposed by any Governmental Authority and (iv) to control and direct the specific means, method and manner of performance of the details of the Management Services to be provided hereunder.

Section 13.3 Notices.  All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by facsimile transmission, then upon confirmation by the recipient of receipt; (d) if by email, then upon an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the e-mail account or server of the intended recipient shall constitute an affirmative reply); or (e) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery.  Addresses for all such notices and communication shall be as follows:

To the Manager:
E11 Management, LLC
301 Northwest 63rd Street, Suite 600
Oklahoma City, Oklahoma  73116
Attention:  Scott R. Mueller, Chief  Financial Officer
Phone: (405) 418-8000
Fax:       (405) 418-8040
Email: scott.mueller@aep-lp.com

With a copy to:

E11 Management, LLC
301 Northwest 63rd Street, Suite 600
Oklahoma City, Oklahoma  73116
Attention: Thomas J. Blalock, Chief Legal Officer
Phone:  (405) 418-8000
Fax:        (405) 418-8040
Email:  tom.blalock@aep-lp.com

To Incentive Holdings:

E11 Incentive Holdings, LLC
301 Northwest 63rd Street, Suite 600
Oklahoma City, Oklahoma  73116
Attention:  Scott R. Mueller, Chief  Financial Officer
Phone: (405) 418-8000
Fax:       (405) 418-8040
Email:  scott.mueller @aep-lp.com

With a copy to:
E11 Incentive Holdings, LLC
301 Northwest 63rd Street, Suite 600
Oklahoma City, Oklahoma  73116
Attention:   Thomas J. Blalock, Chief Legal Officer
Phone: (405) 418-8000
Fax:      (405) 418-8040
Email:  tom.blalock @aep.lp.com

To Parent:	Energy 11, L.P. c/o Energy 11 GP LLC 120 W. 3rd Street Ft. Worth, Texas 76102 Attention: David McKenney Phone: (817) 882 - 9192 Fax: (804) 727-6351 Email: dmckenney@applereit.com
With a copy to:	David Buckley 814 East Main Street Richmond. Virginia 23219 Phone: (804) 344-8121
To Owner:	Energy 11 Operating Company, LLC 120 3rd Street Ft. Worth, Texas 76102 Attention: David McKenney Phone:(817) 882 - 9192 Fax: (804) 727-6351 Email: dmckenney@applereit.com
With a copy to:	David Buckley 814 East Main Street Richmond. Virginia 23219 Phone: (804) 344-8121

Either Party may, upon written notice to the other Party, change the address(es) and person(s) to whom such communications are to be directed.

Section 13.4 Cooperation.  Prior to termination of this Agreement and at all times following the consummation of this Agreement, the Parties agree to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such documents and instruments and do, or cause to be done, such other acts and things as may reasonably be requested by any Party to this Agreement, or are otherwise necessary or advisable, to assure that the benefits of this Agreement are realized by the Parties and that the Parties carry out their obligations under this Agreement and any document or other instrument delivered pursuant hereto.

Section 13.5 No Third Party Beneficiaries.  Except for the indemnification rights under Article XI, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a Third Party beneficiary of this Agreement.

Section 13.6 Cumulative Remedies.  Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

Section 13.7 Governing Law; Jurisdiction; Waiver of Jury Trial.  THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS RULES WHICH WOULD OTHERWISE APPLY THE LAWS OF ANOTHER JURISDICTION.  EACH PARTY AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN ANY U.S. FEDERAL OR STATE COURT IN THE STATE OF TEXAS AND (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS, (B) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, (C) WAIVES ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER IT AND (D) AGREES THAT SERVICE OF PROCESS UPON IT MAY BE EFFECTED BY MAILING A COPY THEREOF POSTAGE PREPAID, REGISTERED OR CERTIFIED WITH RETURN RECEIPT REQUESTED AT THE ADDRESS SPECIFIED IN SECTION 13.3.  THE FOREGOING CONSENTS TO JURISDICTION AND SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF TEXAS FOR ANY PURPOSE EXCEPT AS PROVIDED HEREIN AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES.  FURTHER, EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING UNDER, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.8 Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes any prior agreements with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein.

Section 13.9 Assignment.  Neither Party may assign any of its rights or delegate any of its duties under this Agreement without the express written consent of the other Party, except that the Manager may assign any such rights or delegate any such duties to any of its Affiliates.  Any assignment of rights or delegation of duties under this Agreement in violation of this section shall be void ab initio.

Section 13.10 Amendment.  Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing hand-signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

Section 13.11 Severability.  If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby.  It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

Section 13.12 Waiver.  Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder, will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

Section 13.13 Counterparts; Facsimiles; Electronic Transmission.  This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.  The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

Section 13.14 Corporate Opportunity.  (a) Parent and Owner acknowledge and agree that the Manager and its Affiliates engage and intend to continue to engage in the exploration, development, production, acquisition and disposition of oil and gas properties in North America and the marketing of production from such properties, which activities may be in competition with the Business of Parent and Owner.  Parent and Owner acknowledge, covenant and agree that except for the obligation set forth in Article IX of this Agreement, notwithstanding anything to the contrary in this Agreement or any implied duty under applicable Law, in equity or otherwise, (a) none of the Manager or any of its Affiliates that acquire knowledge of a potential oil and gas lease, acquisition, or investment opportunity, or exploration or development transaction involving oil and gas properties and that may be an opportunity for Parent or Owner shall have any duty to communicate or offer such opportunity to Parent or Owner, (b) it shall be deemed not to be breach of any duty or any other obligation of any type whatsoever, express or implied, under this Agreement or applicable Law, of the Manager or any of its Affiliates to not communicate or offer such opportunity to Parent or Owner, and (c) none of the Manager or any of its Affiliates shall be liable to Parent or Owner or any other Person by reason of the fact that the Manager or any of its Affiliates pursues or acquires for itself or its Affiliates, or otherwise directs, any such opportunity to another Person or does not communicate such opportunity or information to Parent or Owner.

(b)           Consistent with the terms of Section 13.14(a), Parent and Owner acknowledge and agree that Affiliates of the Manager serve or will serve as the manager of American Energy - Utica, LLC (“AEU”), American Energy - Woodford, LLC (“AEW”), American Energy - Permian Basin, LLC (“AEPB”), American Energy - Marcellus, LLC (“AEM”), American Energy Capital Partners, LP (“AECP”), American Energy – Nonop, LLC (“AENO”), American Energy – Midstream, LLC (“AEMIDCO”) and any Affiliates of the foregoing, and may serve as a manager of other entities in the future.  Parent and Owner further acknowledge and agree that each of AEU, AEW, AEPB, AEM, AECP, AENO and AEMIDCO engage, and such other entities or Affiliates for whom Affiliates of the Manager may serve as manager now or in the future may also engage, in the acquisition, ownership, development and sale of oil and gas properties in the continental United States.

Section 13.15 Joint Acknowledgement.  This written Agreement represents the final agreement between the Parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties.  There are no unwritten oral agreements between the Parties.

Section 13.16 Acknowledgement by Incentive Holdings.

(a)  Parent is issuing 100,000 Class B Units (as defined in the Partnership Agreement) to Incentive Holdings in accordance with Section 5.9(a) of the Partnership Agreement.  Incentive Holdings hereby executes this Agreement in acknowledgement and agreement that any Class B Units issued to it by the Partnership are subject to the provisions of the Partnership Agreement, including but not limited to Section 5.9 thereof.

(b)  Incentive Holdings represents and warrants to Parent as follows:

(i)               The Class B Units are being acquired for Incentive Holdings’ own account, not as a nominee or agent, and with no present intention of distributing the Class B Units or any part thereof, and Incentive Holdings has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any state.

(ii)               Incentive Holdings (a) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (“Securities Act”) and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Class B Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.  Incentive Holdings has made, or had the opportunity to make, or had the opportunity to have advisors of it make, such investigation into the affairs, reputation, business, business plans and  financial condition of the Parent and its Affiliates as it deemed necessary and that the Parent and its representatives have answered and accommodated such investigation.

(iii)               Incentive Holdings understands that the Class B Units it is acquiring are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Parent in a transaction not involving a public offering and that under such securities laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, Incentive Holdings represents that it is knowledgeable with respect to Rule 144 under the Securities Act.

(iv)               Incentive Holdings agrees that any certificates representing the Class B Units will bear a legend as follows: “The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended.  These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or the issuer has received documentation reasonably satisfactory to it, including an opinion of legal counsel in form and substance reasonably satisfactory to the issuer, that such transaction does not require registration under such Act.”  Incentive Holdings consents to the placement of stop transfer instructions with regards to the transfer of the Class B Units unless the requirements of such legend are satisfied.

[Remainder of Page Intentionally Left Blank

Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MANAGER:

E11 Management, LLC
a Delaware limited liability company

By:
Scott R. Mueller, Chief Financial Officer

INCENTIVE HOLDINGS

E11 Incentive Holdings, LLC
a Delaware limited liability company

By:
Scott R. Mueller, Chief Financial Officer

PARENT

Energy 11, L.P.
a Delaware limited liability company

By:           Energy 11 GP, LLC
 General Partner

By:
          David McKenney
          Its:  Chief Financial Officer

OWNER:

Energy 11 Operating Company LLC
a Delaware limited liability company

By:           Energy 11 GP, LLC
 Manager

By:
          David McKenney
          Its:  Chief Financial Officer

EXHIBIT A

SCOPE OF SERVICES

The “Services” shall mean general management, administrative and operating services reasonably requested by and at the direction of Owner and shall include, collectively, the Management Services and the Operating Services performed on behalf of Owner and any Subsidiary, and other service or activity agreed by Owner and the Manager.  At all times, the Manager’s provision of the Management Services and Operating Services shall be subject to the limitations set forth in this Agreement, and any other limits or restrictions mutually agreed by Owner and the Manager.

The following services shall constitute “Management Services”:

1.           General.  The Manager shall (a) execute and carry out any lawful decisions or courses of action that have been approved by Owner in writing, (b) maintain the files and records for engineering, design, accounting, tax, regulatory, land and such other matters as are generally necessary for the conduct of the business of Owner, (c) assist and support Owner in general planning and budgeting activities and (d) coordinate and manage Owner’s reporting requirements for regulatory, tax, environmental or local compliance purposes.

2.           Overhead Services.  The Manager will provide all general and administrative overhead services required for Owner to conduct their respective business and operations.

3.           Management.  The Manager shall provide services in respect of the management of Owner’s business and its Assets as may be requested by Owner, including (a) services necessary to satisfy Owner’s contractual obligations and obligations under applicable Law and permits and Annual Budgets, (b) making recommendations relating to the improvement of Owner’s operations and maintenance (including major maintenance) of its Assets and (c) the management and administration of Owner’s contracts and liaising with any Person that is party to a material contract with Owner.

4.           Liens.  The Manager shall assist Owner, in keeping Owner’s Assets free and clear of all liens and encumbrances excluding liens and encumbrances arising in the ordinary course of business.

5.           Funds and Funds Management.  The Manager shall (a) supervise all disbursements from, and to the extent of the availability of, funds received on behalf of or provided by Owner necessary to pay its debts and obligations and (b) open accounts in the name of Owner and deposit, withdraw and maintain funds provided by Owner or its members, in banks, savings and loan associations or other financial institutions.  The Manager shall not under any circumstances commingle any funds received for Owner or held for the account of Owner with the Manager’s or any other Person’s funds.

6.           Tax and Accounting Services.  The Manager shall (a) provide and oversee financial and tax reporting (including all tax work necessary for DMOG, LLC to fulfill its obligations as “tax matters partner” under the Partnership Agreement, the Company Agreement or the limited liability company agreement of Owner) and cash management services, (b) monitor Owner’s compliance with its debt and financing documents and (c) perform such other accounting services as Owner may reasonably request and sufficient for Owner to satisfy Parent’s reporting obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

7.           IT Services.  The Manager shall provide (or cause to be provided) information technology services that are necessary for Owner to perform and otherwise complete its business activities, including services for (a) the management and maintenance of computer networks and databases, technology systems, and phone networks and plans, (b) the development and implementation of plans and standards relating to information technology and procurement, (c) the development and implementation of security policies and systems for the computer databases and technology systems of Owner and (d) the procurement and acquisition of any other information technology services requested by Owner.

8.           Third Party Services.  The Manager shall (a) engage and manage outside legal, accounting and tax services for Owner including, at Owner’s request and direction, providing Owner with legal, accounting or tax counseling or recordkeeping as to Owner’s business activities, and at Owner’s request and direction, initiating, maintaining, investigating and defending any claims, actions or proceedings to which Owner is a party, (b) engage and manage engineering, operations and other technical consulting services as required in connection with Owner’s business and (c) engage environmental consulting services, including services (i) advising and counseling Owner with respect to environmental compliance issues, including researching applicable environmental Laws and (ii) assisting Owner in obtaining and maintaining compliance with any and all necessary environmental permits, registrations, authorizations, licenses, approvals or consents from relevant organizations and governmental authorities.

9.           Regulatory.  The Manager shall (a) engage and manage regulatory consultants and cause the admission of Owner into regional and industry associations if such admission would, in the judgment of Owner, be required or desirable for the operations of Owner’s business, and (b) with the approval of Owner, engage and manage representation in lobbying, studies, special or extraordinary sessions determined to involve or be in the interest of Owner, including assisting Owner in its dealings with governmental, semi-governmental, administrative, fiscal or judicial bodies, departments, commissions, authorities, agencies or other entities having jurisdiction or regulatory power over Owner’s business activities.

10.           Insurance.  The Manager shall make recommendations to Owner in respect of the types, amounts and content of insurance necessary or desirable for Owner and its business or the business and Assets of Owner.  At the direction of Owner, the Manager shall procure, at Owner’s expense, on behalf of Owner or Owner insurance policies providing the coverage and in the amounts specified by Owner, and maintain such policies in full force and effect.  The Manager shall be named as an additional insured in respect of all liability insurance policies maintained by Owner, with waiver of subrogation.

11.           Supervision.  The Manager shall provide supervisory services for Owner or Owner’s contractors and operators in connection with the operation of Business and Assets.

12.           Staffing.  As authorized, coordinated and approved by Owner (including pursuant to an Annual Budget), the Manager will contract out those services most effectively and efficiently provided by third parties on behalf of Owner.

13.           Compliance with Credit Documentation.  Upon the reasonable request by Owner at any time or from time to time the Manager will assist Owner in the negotiation of an Approved Credit Facility.  The Manager shall provide a statement indicating the compliance, or failure to comply, of Owner with any financial covenants, cash flow requirements, maintenance ratios and reserve balances in any Approved Credit Facility for the periods covered by such financial statements.

14.           Business Development.  The Manager will use reasonable commercial efforts to identify Property Acquisitions for Owner to directly or indirectly acquire that the Manager believes fall within the acquisition parameters established from time to time by agreement between Parent and Manager.  The Manager shall provide quarterly reports to Owner regarding its activities in connection with identifying Property Acquisitions.  If Owner elects in accordance with Section 9.1 to pursue a Property Acquisition, Manager will use its commercially reasonable efforts to negotiate with the Seller and submit to Owner for execution, a Purchase and Sale Agreement and other applicable transaction documents which, to the extent reasonably possible, shall comply with the General Parameters.  The Manager will provide Owner with each Proposal for any Property Acquisition the information specified in Section 9.1(c), copies of all title reports and environmental reports obtained by the Manager with respect to such Property Acquisitions and other such information that is available to the Manager and that is reasonably requested by Owner regarding such Property Acquisition, and will meet with management of Owner and its advisors to discuss the evaluation any Property Acquisition pursued by Owner.

15.           Sale Preparation.  At Owner’s request, the Manager will take such actions to prepare (and arrange for) all or any portion of Owner’s Assets to be sold or otherwise liquidated (including through a dissolution or winding up of Owner).

16.           Financing Coordination.  At Owner’s request, at any time or from time to time, the Manager will take such actions (a) to investigate and evaluate financing alternatives for (i) any Property Acquisition, (ii) the ownership, development and operation of any portion of Owner’s Assets, or (iii) any refinancing of the foregoing, (b) will advise Owner of financing alternatives that the Manager believes to be appropriate under the circumstances for Owner’s consideration, and (c) at Owner’s request will assist Owner in negotiating the final definitive terms of any Loan documents for execution by Owner and any of its affiliates subject to any applicable limitations thereon set forth in the Partnership Agreement that the Manager has been notified by Owner apply in respect of such Loan documents.

The following services shall constitute “Operating Services”:

1.           Lease Operations.  The Manager shall perform all Lease Operations in accordance with the standards set forth in Section 2.4.  The Manager shall manage the progress, evaluation and implementation of all projects (including multi-well drilling, workover and recompletion projects and secondary/tertiary recovery projects) being carried out in connection with the performance of Lease Operations.

2.           The Manager shall apply, pay for (subject to reimbursement by Owner as set forth herein), obtain, and maintain in a timely manner all approvals, authorizations, licenses and permits necessary or advisable for or in connection with Owner’s ownership of the Assets and operation of its Business (the “Permits”).

3.           Authorizations.  The Manager shall provide the oversight to assure that the operator of Owner’s Assets acquires all permits, consents, approvals, surface or other rights that may be required for or in connection with the conduct of the Lease Operations.

4.           Technical Evaluation.  The Manager shall provide the oversight to assure that the operator of Owner’s Assets performs the technical, geological, petroleum engineering and related evaluations that are necessary or appropriate under the standards set forth in Section 2.4 to perform the Lease Operations and to evaluate proposed acquisitions of oil and gas properties by Owner.

5.           Marketing and Transportation.  The Manager shall provide the oversight to assure that the operator of Owner’s Assets arranges for the purchase, transportation and storage of all hydrocarbons and all supplies, materials and equipment needed in order to perform the Lease Operations.

6.           Safety.  The Manager shall provide the oversight to assure that the operator of Owner’s Assets takes customary measures consistent with the standards set forth in Section 2.4 for the protection of life, health, the environment and property in the case of an emergency.

7.           Releases.  The Manager shall provide the oversight necessary or appropriate to assure that the operator of Owner’s Assets reports any spill and environmental releases to the appropriate state or federal regulatory agencies as required by applicable Law.

8.           Information.  The Manager shall maintain the following data and reports as they are produced or compiled from Lease Operations: (a) copies of all logs and surveys furnished by the operator(s) of Owner Assets; (b) regular drilling, workover or similar operations reports furnished by the operator(s) of Owner’s Assets; (c) copies of all plugging reports; (d) copies of all geological and geophysical maps and reports; (e) well tests, completion and similar operations reports furnished by the operator(s) of Owner’s Assets; (f) if prepared, engineering studies, development schedules and annual progress reports on development projects; (g) field and well performance reports, including reservoir studies and reserve estimates; (h) lease documents, contracts, agreements, title instruments and title files; and (i) such additional information as would be maintained by a reasonably prudent operator.

EXHIBIT B
KEY EMPLOYEE

Aubrey K. McClendon

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EXHIBIT C
MANAGER’S INSURANCE

TYPE OF INSURANCE	POLICY LIMITS
General Liability
Including coverage for Personal & Advertising Injury, Products-Completed Operations and Underground Resources
General aggregate	$10,000,000
Each occurrence	$10,000,000

Automobile Liability
Any auto -Each accident	$10,000,000
Employers Liability
Each accident	$10,000,000
Workers' Compensation	Statutory limits
Pollution Liability
Each claim	$1,000,000
Policy aggregate	$2,000,000

Limits required herein may be satisfied by a combination of primary and excess/umbrella insurance.

Owner named as Alternate Employer under Workers Compensation and Employers Liability policies except where a state's monopolistic workers compensation program does not permit.

Owner named as an additional insured on all other policies.

Waiver of Subrogation in favor of Owner applies to all policies.

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EXHIBIT D

COST REIMBURSEMENT

In addition to the payment of costs and expenses incurred in connection with the provision of Services under this Agreement as expressly set forth in Section 5.2 of this Agreement, the Manager shall be responsible to pay without reimbursement of any kind from Owner, all of the following:

Personnel salaries and bonuses
Personnel burdens and benefits
Pension, retirement and insurance plans
Unemployment, payroll and other taxes
Administrative contractors or consultants
Office rent and occupancy costs
Office equipment and rentals
Office supplies
Office utilities
Data processing
Office maintenance and repairs
Employee parking
Telephone and communications
Postage and delivery expense
Business meals
Professional dues and subscriptions
Training expenses
Club memberships
Outsourced accounting services
Computer and software support
Payroll and other fees
Banking and industry relationships
General land services (unless associated with a Proposal)
Private aircraft travel

Except to the extent that the following Services are included within the items for which the Manager is responsible as provided above, the Manager shall be entitled to reasonable reimbursement in accordance with Section 5.2 of the Management Agreement for the following out-of-pocket expenses to the extent such costs and expenses are incurred in accordance with the terms of the Agreement and any applicable joint operating agreement or applicable law:

Audit expense
Independent geological, geophysical and engineering services and the services of other independent specialized technical consultants
Tax return services
Investor reporting expense

D-1

Legal services (other than legal services for prosecuting or defending claims regarding breach of this Agreement or claims brought by employees, consultants, officers, directors or agents or in formation of the Manager)
Acquisition and due diligence costs - engineering, title, general land services associated with a Proposal, third-party consultants, environmental, broker fees, travel, meals and lodging directly related to Property Acquisitions for Owner
Divestiture costs - engineering, title, third-party consultants, financial advisors, environmental, broker fees, travel, meals and lodging directly related to Assets of Owner
Formation and offering costs of Owner
Travel costs and expenses associated with meeting with any Owner or Investors
Bank services, including without limitation, the Approved Credit Facility and any amendment, restatement or replacement thereof and any waiver thereunder COPAS overhead fees and standard district office expenses rebillable under the applicable operating agreement
Insurance
Franchise or state taxes
Third Party marketing fees
Risk management expenses

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